As filed with the Securities and Exchange Commission on April 9, 2015

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALERE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51 Sawyer Road, Suite 200 Waltham, Massachusetts 02453 (781) 647-3900	04-3565120
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Registrant’s Principal Executive Offices)(Zip Code)	(I.R.S. Employer Identification No.)

LETTER AGREEMENT DATED AS OF MARCH 19, 2015 BETWEEN

ALERE INC. AND JAMES F. HINRICHS

(Full Title of the Plan)

Namal Nawana

President and Chief Executive Officer

Alere Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

(781) 647-3900

(Name, address and telephone number, including area code, of agent for service)

With copy to:

Jay McNamara, Esq.

Senior Counsel, Corporate & Finance

Alere Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

(781) 647-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amounts to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	250,000(2)	$50.08(3)	$12,520,000	$1,454.82
Common Stock, par value $0.001 per share	50,000(4)	$48.69(5)	$2,434,500	$282.89

(1)	This registration statement also relates to such indeterminate number of additional shares of the registrant’s Common Stock which may become issuable in the event of a stock dividend, stock split, split-up, recapitalization or other similar event effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)	Consists of 250,000 shares of Common Stock underlying stock options granted to James F. Hinrichs outside the Alere Inc. 2010 Stock Option and Incentive Plan, as amended, as an inducement award in connection with the commencement of his employment with the registrant as Executive Vice President and Chief Financial Officer.
(3)	Pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, the maximum offering price is based on the exercise price of the stock options.
(4)	Consists of 50,000 shares of Common Stock underlying Restricted Stock Units to be issued to Mr. Hinrichs outside the Alere Inc. 2010 Stock Option and Incentive Plan, as amended, as an inducement award in connection with the commencement of his employment with the registrant as Executive Vice President and Chief Financial Officer.
(5)	Pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, solely for the purpose of determining the amount of the registration fee, the maximum offering price is based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 1, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to the participant as specified by Rule 428 under the Securities Act of 1933, as amended, and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (“SEC”) are incorporated in this registration statement by reference:

•	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 5, 2015;

•	The Company’s current report on Form 8-K dated January 9, 2015, filed with the SEC on January 9, 2015;

•	The Company’s current report on Form 8-K dated February 25, 2015, filed with the SEC on March 3, 2015;

•	The Company’s current report on Form 8-K dated March 3, 2015, filed with the SEC on March 3, 2015;

•	The Company’s current report on Form 8-K dated March 9, 2015, filed with the SEC on March 9, 2015;

•	The Company’s current report on Form 8-K dated March 19, 2015, filed with the SEC on March 23, 2015;

•	The description of the Company’s common stock contained in the Registration Statement on Form 8-A, which was filed on January 5, 2009, and all amendments and reports updating such description; and

•	The description of the Company’s Series B convertible perpetual preferred stock contained in the Registration Statement on Form 8-A, which was filed on January 5, 2009, and all amendments and reports updating such description.

In addition, all documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into, and to be a part of, this registration statement from the date of filing of such documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities the Company is offering is being passed upon by Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of the Company. Mr. McNamara owns an aggregate of approximately 4,388 shares of common stock of the Company, as well as options and restricted stock units to acquire an additional 18,770 shares of common stock of the Company.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. Section 145 further provides that, in these actions, no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Article V of the Company’s by-laws provides that the Company shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, trustee, partner, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.

The Company has entered into agreements with certain executives pursuant to which the Company agreed to indemnify each such executive to the fullest extent permitted by law, including by reason of the executive’s service as a director, officer, employee, agent or fiduciary of the Company or certain other enterprises, and including the payment of expenses incurred by or on behalf of the executive in connection with any threatened, pending or completed action, suit, investigation or other proceeding, whether or not by or in the right of the Company.

Section 145(g) of the Delaware General Corporation Law and Article V of the Company by-laws provide that the Company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

The Company has obtained insurance covering its directors and officers against losses and insuring the Company against certain of its obligations to indemnify its directors and officers.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law regarding the unlawful payment of dividends or repurchase of stock, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to the Delaware General Corporation Law, Article VII of the Company’s certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit. Article VII further provides that, if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014)

3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated August 21, 2014, filed with the SEC on August 26, 2014)

*4.1	Letter Agreement dated as of March 19, 2015 between Alere Inc. and James F. Hinrichs

*5.1	Opinion of Jay McNamara, Esq, Senior Counsel, Corporate & Finance, of Alere Inc.

*23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Alere Inc. (included in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page)

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, The Commonwealth of Massachusetts, on April 9, 2015.

ALERE INC.

By:	/s/ Namal Nawana
Namal Nawana
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Namal Nawana and Carla Flakne as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Namal Nawana Namal Nawana	Chief Executive Officer, President and Director (Principal Executive Officer)	April 9, 2015

/s/ James F. Hinrichs James F. Hinrichs	Chief Financial Officer (Principal Financial Officer)	April 9, 2015

/s/ Carla R. Flakne Carla R. Flakne	Chief Accounting Officer (Principal Accounting Officer)	April 9, 2015

/s/ Regina Benjamin Regina Benjamin	Director	April 9, 2015

Signature	Title	Date

/s/ Håkan Björklund Håkan Björklund	Director	April 9, 2015

/s/ Carol R. Goldberg Carol R. Goldberg	Director	April 9, 2015

/s/ John F. Levy John F. Levy	Director	April 9, 2015

/s/ Steve MacMillan Steve MacMillan	Director	April 9, 2015

/s/ Brian Markison Brian Markison	Director	April 9, 2015

/s/ Thomas McKillop Thomas McKillop	Director	April 9, 2015

/s/ Gregg J. Powers Gregg J. Powers	Chairman of the Board	April 9, 2015

/s/ John A. Quelch John A. Quelch	Director	April 9, 2015

/s/ James Roosevelt, Jr. James Roosevelt, Jr.	Director	April 9, 2015

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014)

3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated August 21, 2014, filed with the SEC on August 26, 2014)

*4.1	Letter Agreement dated as of March 19, 2015 between Alere Inc. and James F. Hinrichs

*5.1	Opinion of Jay McNamara, Esq, Senior Counsel, Corporate & Finance, of Alere Inc.

*23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of Alere Inc. (included in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page)

*	Filed herewith.